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                              EMPLOYMENT AGREEMENT


                  This Employment Agreement, by and between Stephen Gregory Geane (Geane) and Burke Industries, Inc. (Burke), is made and entered into as of the last date that this Agreement is executed by the parties.

                                    RECITALS

                  WHEREAS, Burke is a California corporation, with offices and business operations in the state of California; and

                  WHEREAS, Burke desires assurance of the continued association and services of Geane in order to retain his experience, abilities and knowledge, and is therefore is willing to engage the services of Geane subject to the terms and conditions stated herein; and

                  WHEREAS, Geane desires to be employed by Burke subject to the terms and conditions stated herein;

                  NOW THEREFORE, it is hereby agreed by and between the parties as follows:

                  1. TERM: This Agreement shall have a term of one (1) year beginning on March 2, 2000, and ending on March 1, 2001, subject to annual extensions as hereinafter provided unless earlier terminated in accordance with the provisions of this Agreement. After March 1, 2001, this Agreement shall be extended for additional successive one-year terms unless terminated by either party with not less than 90 days notice.

                  2.       DUTIES OF GEANE:

                  A. Burke shall employ Geane as the Chief Financial Officer, or in such other capacity or capacities as Burke may from time to time prescribe. The scope of Geane's duties hereunder may be modified from time to time at the discretion of the Chief Executive Officer of Burke. Geane shall devote his exclusive and full-time services, energy and attention to the business of Burke. Geane shall not, without Burke's prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of his duties under this Agreement. Geane represents to Burke that he has no outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered hereunder.


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                  B. During the employment term, Geane shall not, directly or indirectly, whether as partner, employee, creditor, shareholder or otherwise, promote, participate or engage in any activity or other business competitive with Burke's business.

                  3.       COMPENSATION:

                  A. Burke shall pay to Geane a base salary of $158,000 annually. This base salary may be (but shall not be required to be) increased by the Board of Directors of Burke if the Board of Directors of Burke determines, in its sole and complete discretion, to provide for such increase. Geane's salary shall be paid to him in installments on the dates customarily set for the payment of executive salaries at Burke.

                  B. Geane may also receive an annual bonus of up to sixty
(60) percent of his base salary, which annual bonus, if awarded, shall be based upon performance criteria established by the Board of Directors of Burke in its sole discretion. Geane shall also participate in any performance based or profit participation programs as may be established for all Burke executives.

                  C. Geane shall also be selected by the Board of Directors to receive options to acquire not less than one (1) percent of the stock of Burke pursuant to the Burke Industries, Inc. 1997 Stock Option Plan ("The Plan") that was approved by the shareholders of Burke, which options will be exercisable within thirty (30) days after the termination of Geane's employment in accordance with Section 5.10 of The Plan.

                  4. EMPLOYMENT BENEFITS: Geane shall also be entitled to participate in any and all employee benefit plans or programs of any nature or kind whatsoever now existing or that may hereafter be adopted by Burke for its employees and executives when and as Geane becomes eligible for such benefits, including, but not limited to, vacations, retirement plans, thrift plans, medical plans, life insurance plans, disability insurance plans, and any other employee benefit plans or programs. A copy of the schedule of the current employee benefit plans is attached to this Agreement. In addition to such plans, Burke will pay to Geane a monthly automobile allowance in the amount of $1,200. Burke reserves the right to modify, suspend or discontinue any and all of the above benefit plans, policies and practices at any time without notice to or recourse by Geane, so long as such action is taken generally with respect to other similarly situated persons.

                  5. COMPENSATION DURING DISABILITY: In the event that Geane shall fail or be unable to perform his services by reason of illness, or if he should become incapacitated for a period of more than one (1) month, the compensation payable to Geane under this Agreement shall be suspended during such illness or incapacity, this Agreement shall remain in effect and Geane shall be compensated in accordance with Burke policies, if any, then in effect for similarly situated employees who become disabled to the extent that Geane has elected to participate in the programs available under such policies. Full compensation shall be restored to Geane upon his return to full time employment, following any period of leave as required or provided by applicable law or then existing Burke polices, and this Agreement shall not otherwise be affected by such disability


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provided, however, that nothing in this Section shall affect Burke's right to terminate this Agreement in accordance with Section 9.B.

                  6. BUSINESS EXPENSES: Geane shall be authorized to incur reasonable and customary business expenses, including expenses for entertainment and travel, in accordance with Burke policies. Geane shall be reimbursed for itemized accounts of business expenditures presented in accordance with Burke policies and procedures.

                  7. CONFIDENTIAL INFORMATION: Geane agrees not to use or disclose, either directly or indirectly, any confidential information of Burke, except as required in the course of his employment with Burke. For the purposes of this Section 7, the term "Confidential Information" includes information relating to the processes, products, manufacturing techniques, methodology, practices, policies, technical plans, computer programs, reports, customer or employee lists, marketing plans, distribution channels and financial information that may have been developed by, derived from or obtained in the course of the business of Burke.

                  8.       TERMINATION:

                  A. TERMINATION FOR CAUSE: Burke shall have the right to terminate this Agreement at any time without notice if Geane commits any of the following acts (each of which is referred to herein as "cause"):

                      (i) breach of any provision of this Agreement and Geane's failure to cure such breach within ten
                               (10) days of receipt of notice of such breach;

                      (ii) any act of fraud, dishonesty or sexual harassment with respect to any aspect of the business of Burke;

                      (iii) drug or alcohol abuse or behavior that impedes Geane's job performance or does or could bring Geane or Burke into disrepute;

                      (iv) disclosure of confidential information of Burke;

                      (v) misappropriation of funds of any corporate opportunity of Burke;

                      (vi) conviction of Geane of a crime of moral turpitude, or a plea of NOLO CONTENDERE thereto;

                      (vii) conduct by Geane attempting to secure or securing any personal profit not fully disclosed to and approved by the President or Chief Executive Officer in connection with any transaction entered into on behalf of or involving Burke;


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                      (viii)   gross, wilful or wanton carelessness or
                               misconduct that constitutes a breach of any fiduciary duty owed to Burke;

                      (ix) unjustifiably neglecting , failing or refusing to perform the duties that he is required to perform hereunder; or,

                      (x) conduct, even if not in connection with the performance of his duties contemplated under this Agreement, that would result in serious prejudice to the interests of Burke and his failure to cease such conduct with fifteen
                               (15) days of his receipt of notice to cease such conduct.

                  B. TERMINATION ON DISABILITY:     If Geane is unable to
perform the essential functions of his position due to any mental or physical illness or disability for four (4) consecutive full calendar months, or if he is unable to so perform for 80 percent of more of the normal working days or hours during such four (4) consecutive calendar months, then Burke shall have the right to declare this Agreement terminated if such disability continues following the expiration of any sick leave, medical leave or other leave available pursuant to any Burke policy applicable to Geane.

                  9.       COMPENSATION UPON TERMINATION:

                  A. TERMINATION FOR CAUSE: If Geane's employment is terminated for cause, Burke shall pay to Geane his full base salary through the date of termination at the rate in effect at the time of the termination, and any unpaid expenses, and any unused earned vacation to the extent required by law, as well as any life insurance, disability payments or other benefits then owed to Geane under any benefit plans or programs then maintained by Burke (the "Accrued Benefits"). Burke shall, thereafter, have no further obligations to Geane under this Agreement.

                  B. TERMINATION UPON DEATH OR DISABILITY: If Geane's employment is terminated by Geane's death or disability (as defined above), Burke shall pay to Geane's estate the accrued portion of any salary and bonus through the date of termination. Burke shall, thereafter, have no further obligations to Geane under this Agreement.

                  C. TERMINATION UPON NOTICE OR CHANGE IN CONTROL: If Geane's employment is terminated after March 1, 2001 pursuant to notice given by Burke in accordance with Section 1, or is terminated as a result of a Change in Control as defined by Section 19, then Burke shall pay to Geane the salary, expenses and benefits due to him pursuant to this Agreement through the date of termination, and shall also pay to Geane only his then applicable base salary in accordance with Section 3.A. for the nine (9) months immediately following the date of termination.

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                  10.      RIGHTS AND OBLIGATIONS AFTER NOTICE OF
TERMINATION: If Geane gives notice of termination of this Agreement, or if it becomes known that this Agreement will otherwise terminate in accordance with its provisions, Burke may, in its sole discretion and subject to its other obligations under this Agreement, relieve Geane of his duties under this Agreement and assign Geane other duties and responsibilities to be performed until the termination becomes effective.

                  11. INJUNCTIVE RELIEF: Geane acknowledges that the breach of any of the agreements contained herein, including, without limitation, any of the non-competition covenants specified in Section 13, will give rise to irreparable injury to Burke, which injury is inadequately compensable in damages. Accordingly, Burke shall be entitled to injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to enforce specific performance of the terms hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies that may be available to Burke. Geane further acknowledges and agrees that in the event of the termination of this Agreement, his experience and capabilities are such that he can obtain employment in business activities that are of a different or noncompeting nature with his activities pursuant to this Agreement; and that the enforcement of a remedy hereunder by way of injunction shall not prevent Geane from earning a reasonable livelihood. Geane further acknowledges and agrees that the covenants contained herein are necessary for the protection of Burke's legitimate business interests and are reasonable in scope and content.

                  12. BURKE'S OWNERSHIP OF INTANGIBLES: All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by Geane either alone or with others during the term of his employment, whether or not conceived or developed during Geane's working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of Burke was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Burke or to Burke's actual or demonstrably anticipated research and development, or that result from ANY work performed by Geane for Burke shall be the sole property of Burke. Geane shall disclose to Burke all inventions conceived during the term of employment, and for one year thereafter, regardless of whether such inventions may be the property of Burke under the terms of the preceding sentence, provided that such disclosure shall be received by Burke in confidence. Geane shall execute all documents, including patent applications and assignments, required by Burke to establish Burke's rights under this section.

                  13. UNFAIR COMPETITION, SOLICITATION OF EMPLOYEES AND DISCLOSURE OF CONFIDENTIAL INFORMATION:

                  A. Because of his employment by Burke, Geane will have access to trade secrets and confidential information about Burke, its products, its customers and its methods of doing business. In consideration of his access to this information, Geane agrees that for a period of five years after termination of his employment, he will not, directly or indirectly, compete with Burke in the field of manufacturing silicone and organic rubber products for the aerospace, automotive and


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flooring industries within the state of California. Geane understands and agrees that direct competition means the design, development, production, promotion or sale of products or services competitive with those of Burke. Indirect competition means employment by any competitor or third party providing products that compete with Burke's products, for whom Geane will perform the same or similar functions as he performed for Burke pursuant to this Agreement.

                  B. In the course of his employment, Geane will have access to confidential records and data pertaining to Burke's customers. Such information is considered secret and is disclosed to Geane in confidence. During his employment by Burke and for a period of five years after termination of such employment, Geane shall not directly or indirectly disclose or use any such information except as required in the course of his employment by Burke. In addition, during his employment and for five years after termination of his employment, Geane shall not induce or solicit, or attempt to induce or solicit any employee of Burke to discontinue employment with Burke for the purpose of being employed by a competitor of Burke.

                  14. CONSTRUCTION: This Agreement shall be construed in accordance with the laws of the State of California. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances. This Agreement shall also be construed according to its fair meaning and not for or against Geane or Burke regardless of who is responsible for its preparation in whole or in part.

                  15. INTEGRATED COMPLETE AGREEMENT: This agreement integrates and supersedes all other prior and contemporaneous written and oral agreements and understandings of every character between Geane and Burke and comprises the entire agreement between Geane and Burke regarding the terms of Geane's employment. This Agreement may be amended only by a further express, written agreement between Geane and Burke and cannot be amended by informal discussions or written communications from either party to the other. No waiver of any rights or obligations under this Agreement shall be deemed to have occurred unless made in writing signed by the party against whom such waiver is asserted, and no waiver shall be deemed a waiver of any other or subsequent rights or obligations. Nothing in this Agreement shall be construed to limit any amount that Geane is entitled to receive under any applicable federal or state law or any other written agreement, policy, program or plan.

                  16. ARBITRATION: Any controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, and all other related claims shall be exclusively and finally settled by arbitration in accordance with the Labor Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be rendered in any court having jurisdiction thereof. Such arbitration shall be held in Los Angeles County.


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                  17.      NOTICES: Any notices to be given hereunder by
either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt. Mailed notices shall be deemed communicated as of three (3) days after mailing, as follows:

                  If to Burke:              Ted Clark, President
                                            Burke Industries, Inc.
                                            2250 South Tenth Street
                                            San Jose, CA 95112

                  If to Geane:              Stephen G. Geane
                                            2980A Malaga Circle
                                            Diamond Bar, CA 91765

                  18. ASSIGNMENT: The rights and obligations of Burke under this Agreement shall inure to the benefit of, and shall be binding upon, its successors and assigns in accordance with Section 19. Any successor or assignee of Burke shall be deemed substituted for Burke under the terms of this Agreement for all purposes.

                  19.      SALE, MERGER OR DISSOLUTION:

                  A. For the purposes of this agreement, a "Change in Control" of Burke, shall be defined as follows:

                                    (i)     Any event by which an individual,
                                            entity, or group (a "Person"), other
                                            than J.F. Lehman Group, acquires
                                            direct or indirect ownership or
                                            control of at least a majority of
                                            the combined voting power of the
                                            then outstanding voting shares of
                                            Burke; or

                                    (ii)    The consummation of a
                                            reorganization, merger or
                                            consolidation, or such other
                                            disposition or transfer of a
                                            majority of the assets of Burke,
                                            whether in one or more separate
                                            transactions, to any Person or
                                            Persons.

                                    (iii)   In the event of a Change in Control
                                            in which Burke in not the surviving
                                            entity, Burke may, at its sole
                                            option, (1) assign this Agreement
                                            and all rights and obligations under
                                            it to any business entity that
                                            succeeds to all or substantially all
                                            of Burke's assets or business, or
                                            (2) on at least 30 days prior
                                            written notice to Geane, terminate
                                            this Agreement effective on the date
                                            of the Change in Control.


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                  20.      COUNTERPARTS: This agreement may be signed in one
or more counterparts, each of which shall be deemed to be an original.

                  EXECUTED and made effective this 29th day of March 2000 at Santa Fe Springs, California.



/s/ Stephen G. Geane                           Burke Industries, Inc.
----------------------
Stephen G. Geane


                                         By:  /s/ Ted Clark

                                              Its:     CEO
                                                    ---------------------------

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